EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President. Chief Operating Officer and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

MONDAY, NOVEMBER 15, 2004

MPW REPORTS FISCAL FIRST QUARTER RESULTS

HEBRON, Ohio, November 15, 2004 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced total revenue of $22.8 million for the first fiscal quarter ended September 30, 2004. Revenue was up $3.1 million from $19.7 million for the quarter ended September 30, 2003. The Company reported net income of $97 thousand, or $0.01 per share, for the first fiscal quarter ended September 30, 2004, compared with a net loss of $(1.4) million, or $(0.13) per share, for the same period last year.

CEO Comments

Monte Black, Chairman and Chief Executive Officer, commented, “While the Company’s revenue growth has not yet reached our targeted growth rate, I am encouraged by the revenue improvement over the first quarter of the prior year.” Mr. Black added, “As we continue to increase our marketing and sales efforts, especially with respect to cross-marketing our diverse service offerings, I look forward to what we can accomplish over the coming fiscal year.”

Quarterly Discussion

The 16.1% increase in revenues to $22.8 million for the quarter ended September 30, 2004 was primarily the result of several non-recurring projects, combined with additional base work and outage work for several new and existing customers within the Industrial Cleaning and Facility Maintenance segment.

Income from operations was $0.4 million, or 2.0% as a percentage of revenue, for the three months ended September 30, 2004 compared to a loss from operations of $(2.2) million, or (11.3)% as a percentage of revenue, for the three months ended September 30, 2003. The increase in operating income was driven by improved revenues combined with decreased bad debt expense as the prior year included a charge related to a customer that filed bankruptcy and lower depreciation expense, slightly offset by increased incentive compensation expense.

Corporate Profile

Founded in 1972, MPW Industrial Services Group, Inc. is a leading provider of integrated, technically-based industrial cleaning and related facilities support services in North America. MPW offers three principal service lines that are integral to a wide variety of manufacturing processes. These three service lines are industrial cleaning and facility maintenance, industrial container cleaning and industrial process water purification.

Forward-Looking Statements

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2004	June 30, 2004
	(unaudited)
ASSETS
Cash	$1,295	$2,237
Accounts receivable, net	15,847	14,866
Inventories	2,181	2,119
Deferred income taxes	1,784	1,679
Prepaid expenses	738	1,070
Other current assets	34	2

Total current assets	21,879	21,973

Property and equipment, net	29,685	30,198
Goodwill	6,044	6,044
Other intangibles, net	6,146	6,284
Other assets	86	192

Total assets	$63,840	$64,691

LIABILITIES
Accounts payable	$3,013	$3,513
Accrued compensation and related taxes	2,091	1,902
Current maturities of long-term debt	1,247	1,261
Other accrued liabilities	5,621	5,608

Total current liabilities	11,972	12,284

Long-term debt	17,323	17,631
Deferred income taxes	3,136	3,447

Total liabilities	32,431	33,362

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,708,707 shares issued and outstanding at September 30, 2004 and June 30, 2004, respectively	107	107
Additional paid-in capital	40,921	40,921
Accumulated deficit	(9,593)	(9,690)
Accumulated other comprehensive loss	(26)	(9)

Total shareholders’ equity	31,409	31,329

Total liabilities and shareholders’ equity	$63,840	$64,691

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended September 30,
	2004	2003
	(unaudited)

Revenues	$22,825	$19,660
Cost of services (including depreciation)	18,038	17,017

Gross profit	4,787	2,643
Selling, general and administrative expenses	4,341	4,874

Income (loss) from operations	446	(2,231)
Interest expense, net	284	283

Income (loss) from operations before income taxes (benefit)	162	(2,514)
Provision (benefit) for income taxes	65	(1,081)

Net income (loss)	$97	$(1,433)

Net income (loss) per share, basic and diluted	$0.01	$(0.13)

Weighted average shares outstanding	10,709	10,944
Weighted average shares outstanding, assuming dilution	10,768	10,944